Exhibit 10.86

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between VCG Holding Corp., a Colorado corporation (“VCGH”), and TROY LOWRIE, the Chairman and Chief Executive Officer of VCGH (hereinafter the “Chairman”), is effective as of the 4 day of December, 2008 (the “Effective Date”).

1. Employment Period. VCGH hereby agrees to employ and continue in its employ the Chairman, and the Chairman hereby accepts such employment and agrees to remain in the employ of VCGH, for the period commencing on the Effective Date and ending on the fifth anniversary of such date (the “Employment Period”). This Employment Agreement shall be automatically extended and renewed for one (1) additional five (5) year period unless, at least ninety (90) days prior to the last day of the Employment Period, VCGH or the Chairman shall give written notice to the other that the Employment Agreement shall not be extended and renewed.

2. Duties.

(a) Chairman’s Position and Duties. During the Employment Period, the Chairman’s position (including titles), authority and responsibilities with respect to VCGH shall be similar to, but no less than, those held by the Chairman on the date hereof with such additions and modifications consistent with responsibilities generally assigned to a Chairman and Chief Executive Officer. The Chairman’s services shall primarily be performed at VCGH headquarters located at 390 Union Blvd., Suite 540, Lakewood, CO 80228. The location for the performance of the Chairman’s primary duties shall not be transferred outside the City of Denver, Colorado without the Chairman’s consent, other than for normal business travel and temporary assignments. It is further agreed that during the Employment Period, the Chairman shall be duly nominated for election to the Board of Directors of VCGH (the “Board”) prior to the expiration of each of the Chairman’s terms as a member of the Board at the appropriate annual meeting of VCGH’s shareholders. The Chairman agrees to comply with all lawful directions that have been communicated to the Chairman by the Board.

(b) Full Time. The Chairman agrees to devote his full business time to the business and affairs of VCGH and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder to the extent necessary to discharge such responsibilities, except for: (i) services on corporate, civic or charitable boards or committees that do not materially interfere with the performance of the Chairman’s responsibilities hereunder; (ii) periods of vacation and sick leave to which he is entitled under this Agreement and VCGH’s policies; and (iii) the management of his personal investments and affairs that do not materially interfere with the performance of the Chairman’s responsibilities hereunder. During the Employment Period, the Chairman shall be permitted to engage in any outside business activity and provide counsel and advice to any individual, corporation or other business enterprise, provided that (A) the Chairman shall not violate Section 10(c) and (B) such activity and counsel shall not materially interfere with the Chairman’s performance of the Chairman’s responsibilities hereunder. The Chairman agrees not to commit any act or omit to take any action that constitutes a breach of fiduciary duty owed by the Chairman to VCGH pursuant to applicable law or that constitutes a conflict of interest with VCGH.

3. Compensation During the Employment Period.

(a) Base Salary. During the Employment Period, the Chairman shall receive a base salary of Seven Hundred Thousand Dollars ($700,000.00) per calendar year payable at a by-weekly rate of Twenty-Nine Thousand One Hundred Sixty-Six and 66/100 Dollars ($29,1666.66) (the “Base Salary”). The Base Salary shall be reviewed at least once every twenty-four (24) months during the Employment Period and Base Salary may be increased at any time and from time to time by action of the Board or the Compensation

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Committee of the Board (the “Compensation Committee”). Any increase in the Base Salary shall not serve to limit or reduce any other obligation of VCGH hereunder and, after any such increase, the Base Salary shall not be reduced. For purposes of calculating the Chairman’s compensation in the event of his termination of employment with VCGH for any reason other than Cause (as defined below), the Base Salary amount shall be defined as Seven Hundred Thousand Dollars ($700,000.00) or any higher amount paid the Chairman at the time of said termination of employment and approved by the Board or the Compensation Committee plus the highest bonus amount paid to the Chairman in the three (3) years prior to his termination of employment.

(b) Long-Term Care Policy. During the Employment Period, VCGH shall pay, when due, all premiums on a long-term care policy, which has been approved by the Board or the Compensation Committee and owned by the Chairman (the “Long-Term Care Policy”).

(d) Disability Insurance Policy. During the Employment Period, VCGH shall pay, when due, all premiums on a disability insurance policy, which has been approved by the Board or the Compensation Committee and owned by the Chairman (the “Disability Insurance Policy”).

(c) Benefit, Incentive and Savings Plans. The Chairman and/or his Family (as defined below), as the case may be, shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement, perquisite and incentive and savings plans and programs that may be in effect from time to time during the Employment Period and made available to VCGH’s employees (collectively, the “Benefit Plans”), including but not limited to, each qualified or non-qualified retirement, thrift, 401(k), profit sharing, bonus or stock option plan, group life insurance and accidental death plan, group health and dental insurance plan, disability plan, travel accident insurance plan, and any other welfare or fringe benefit plan, subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan and which the Chairman or his Family is or may be a participant at levels and in amounts commensurate with the Chairman’s responsibilities and approved by the Board or the Compensation Committee. For purposes of this Agreement, “Family” means the Chairman’s parents, siblings, spouse, children and grandchildren.

(d) Fringe Benefits. During the Employment Period, the Chairman shall be entitled to additional fringe benefits, including a leased automobile and related expenses as well as the use of a company-issued credit card, club memberships and related expenses in accordance with the policies of VCGH as may be in effect from time to time and as approved by the Board or the Compensation Committee (the “Additional Fringe Benefits”).

(e) Vacation. During the Employment Period, the Chairman shall be entitled to no less than four (4) weeks paid vacation per year in accordance with the policies of VCGH as in effect from time to time. The Chairman shall be paid for all vacation time not taken during the relevant calendar year. Said payment, if any, shall be paid no later than January 15 of the following calendar year. Vacation time shall not carry over from one calendar year to the next. Vacation time may be increased as approved by the Board or Compensation Committee.

(f) Expense Reimbursement. During the Employment Period, the Chairman shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Chairman in accordance with the policies and practices of VCGH as in effect from time to time.

(g) Certain Changes. Nothing herein shall be construed to prevent VCGH from amending, altering, eliminating or reducing any Benefit Plan or any of its other plans, benefits or programs so long as the Chairman continues to have the right to receive compensation and benefits reasonably equivalent to (but in any event no less favorable to the Chairman than those referenced in Sections 3(b) through (g).

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4. Termination.

(a) Death. This Agreement shall terminate automatically upon the Chairman’s death.

(b) Disability. VCGH may terminate this Agreement and the Chairman’s employment with VCGH after having established the Chairman’s Disability (as defined below) by giving to the Chairman written notice of its intention to terminate his employment. The Chairman’s employment with VCGH shall terminate effective on the thirtieth day after the Chairman’s receipt of such notice (the “Disability Effective Date”).

(i) “Disabled” and “Disability” shall mean that the Chairman will be deemed to be disabled upon the earlier of:

(A) the end of a six (6) consecutive month period, or an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury, illness or disease determined by a licensed and reputable physician selected by the Board, and as to whom the Chairman has no reasonable basis for objection, the Chairman has been unable to perform substantially all of the Chairman’s duties under this Agreement; or

(B) the date that a licensed and reputable physician selected by the Board, and as to whom the Chairman has no reasonable basis for objection, determines in writing that the Chairman will, by reason of physical or mental injury, illness or disease, be unable to perform substantially all of the Chairman’s usual and customary duties under this Agreement on a regular and continuous basis for a period of at least six (6) consecutive months.

If any question arises as to whether the Chairman is Disabled, upon reasonable request therefore by the Board, the Chairman shall submit to a reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability. Any and all costs associated with such medical examination shall be paid in full by VCGH.

(c) Cause. VCGH may terminate the Chairman’s employment for “Cause” if at least 66-2/3% of the members of the Board determine that “Cause” exists. For purposes of this Agreement, “Cause” means:

(i) conviction of, or a plea of nolo contendre to, a felony, solely with respect to conduct unrelated to the operation of VCGH’s business;

(ii) the Chairman’s willful breach of any material provision of this Agreement or habitual absence from work;

(iii) unlawful conduct or willful misconduct, solely with respect to conduct related to the operation of VCGH’s business but excluding conduct that is exercised in the good faith, reasonable judgment of the Chairman and consistent with the customary and ordinary course of operation of VCGH’s clubs;

(iv) violation of applicable state or federal securities laws;

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(v) misappropriation of VCGH funds or embezzlement in a manner that violates VCGH’s policies and procedures regarding the incurrence or reimbursement of business expenses; or

(vi) the Chairman’s willful failure or refusal to follow the lawful directives of the Board or to perform the duties of his position in any material respect.

If VCGH asserts subparts (iii) or (vi) as Cause for the Chairman’s termination, VCGH must provide the Chairman with written notice of each alleged violation and a statement providing the specific reasons for VCGH’s intention to terminate the Chairman’s employment for Cause. The Chairman, together with his counsel, shall have the opportunity to be heard before the Board regarding the actions or inactions specified in the written notice. The Chairman shall have thirty (30) days from the date of receipt of such notice from VCGH to cure such default before the Chairman can be terminated for Cause pursuant to subpart (iii) or (vi).

(d) Good Reason. The Chairman may terminate his employment for Good Reason within thirty (30) days of the occurrence of any such Good Reason event except for a Change of Control (as defined below), in which case the Chairman may terminate his employment for Good Reason within nine (9) months of the occurrence of a Change of Control. For purposes of this Agreement, “Good Reason” means the determination by the Chairman that any one or more of the following have occurred:

(i) without the express written consent of the Chairman, any material adverse change(s) in, or reduction of, any of the duties, authority, or responsibilities of the Chairman which is (are) inconsistent in any substantial respect with the Chairman’s position, authority, duties, or responsibilities as contemplated by Section 2;

(ii) any willful failure by VCGH to comply with any of the material provisions of this Agreement;

(iii) VCGH notifies the Chairman that it will not renew the Employment Period upon the expiration of the initial term pursuant to Section 1 of this Agreement;

(iv) any failure by VCGH to obtain the assumption and agreement to perform this Agreement by a successor; or

(v) a “Change of Control,” which shall be deemed to have occurred if:

(A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of VCGH representing fifteen percent (15%) or more of the combined voting power of VCGH’s then outstanding voting securities (other than VCGH, any trustee or other fiduciary holding securities under an employee benefit plan of VCGH, or any Person who on the Effective Date is the beneficial owner, directly or indirectly, of securities of VCGH representing fifteen percent (15%) or more of the combined voting power of VCGH’s then outstanding voting securities);

(B) during any period of twenty-four (24) consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by VCGH’s shareholders, was approved by the Board or the Board’s Governance and Nominating Committee (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board;

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(C) the shareholders of VCGH approve (I) a plan of complete liquidation of VCGH or (II) the sale or other disposition by VCGH of all or substantially all of VCGH’s assets unless the acquirer of the assets or its board of directors shall meet the conditions for a merger or consolidation in subparagraphs (D)(I) or (D)(II) below; or

(D) the consummation of a merger or consolidation of VCGH with any other entity other than:

(I) a merger or consolidation which results in the voting securities of VCGH outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding voting securities immediately after such merger or consolidation; or

(II) a merger or consolidation which would result in the directors of VCGH (who were directors immediately prior thereto) continuing to constitute more than fifty percent (50%) of all directors of the surviving entity immediately after such merger or consolidation.

In this subpart (D), “surviving entity” shall mean only an entity in which all of VCGH’s shareholders immediately before such merger or consolidation (determined without taking into account any shareholders properly exercising appraisal or similar rights) become shareholders by the terms of such merger or consolidation, and the phrase “directors of VCGH (who were directors immediately prior thereto)” shall include only individuals who were directors of VCGH at the beginning of the twenty-four (24) consecutive month period preceding the date of such merger or consolidation.

If the Chairman asserts subparts (i) or (ii) as Good Reason for the Chairman’s termination, the Chairman must provide VCGH with written notice of such alleged violation and a statement providing the specific reasons for the Chairman’s intention to terminate the Chairman’s employment for Good Reason. VCGH shall have thirty (30) days from the date of receipt of such notice from the Chairman to cure such default before the Chairman may terminate his employment for Good Reason pursuant to subpart (i) or (ii).

(e) Notice of Termination. Any termination of the Chairman’s employment by VCGH for Cause or by the Chairman for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b). Any termination by VCGH due to Disability shall be given in accordance with Section 4(b).

For purposes of this Agreement, a “Notice of Termination” means a written notice which:

(i) indicates the specific termination provision in this Agreement being relied upon;

(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Chairman’s employment under the provision so indicated and if cause is alleged to exist pursuant to Section 4(c), the facts and circumstances claimed to provide a basis for alleging that Chairman’s cure was ineffective; and

(iii) specifies the Date of Termination (as defined below).

(f) Date of Termination. “Date of Termination” means the date of transmission of the Notice of Termination or any later date specified therein, as the case may be; provided that:

(i) if the Chairman’s employment is terminated due to the Chairman’s death, the Date of Termination shall be the date of death;

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(ii) if the Chairman’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date;

(iii) if the Chairman’s employment is terminated by VCGH without Cause, or for Cause pursuant to Section 4(c)(i) or (iii), or for any reason other than Death or Disability, or by the Chairman for Good Reason pursuant to Section 4(d)(iii) or (iv), the Date of Termination is the date on which VCGH notifies the Chairman, or the Chairman notifies VCGH, respectively, of such termination; and

(iv) if the Chairman’s employment is terminated by VCGH for Cause pursuant to Section 4(c)(ii) or (iv) or by the Chairman for Good Reason under Section 4(d)(i) or (ii), the Date of Termination is the date of expiration of the thirty (30) day cure period if no cure has been effected by the Chairman or VCGH; and VCGH or the Chairman, as the case may be, so notified the other party in writing that it has not cured such conduct and specifies the deficiency in such cure.

5. Obligations of VCGH upon Termination of Employment. Other than as specifically set forth or referenced in this Agreement, the Chairman shall not be entitled to any compensation or benefits on or after the Date of Termination.

(a) Death. If the Chairman’s employment is terminated by reason of the Chairman’s death, this Agreement shall terminate without further obligations by VCGH to the Chairman’s heirs and / or legal representatives, except that:

(i) Base Salary will continue to be paid in bi-weekly payments for a period of one (1) year beginning on the Date of Termination;

(ii) health insurance coverage for the Chairman’s Family will be continued for a period of three (3) years from the Date of Termination and VCGH shall pay, monthly when due, all premiums therefore; provided, however, this period of company-subsidized continued health insurance coverage shall not extend the period for which each of the Chairman’s “qualified beneficiaries” (as such term is defined in 26 U.S.C. Section 4980B(g)(1) and 29 U.S.C. Section 1167(3)) (“Qualified Beneficiaries”) are eligible for “COBRA Coverage” (that is, the health insurance coverage required to be offered pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended, 26 U.S.C. Section 4980B, et seq., and 29 U.S.C. Sections 1162 through 1167 or pursuant to applicable state law of similar intent); and

(iii) all other benefits and obligations of VCGH to which the Chairman is entitled and which, as of the Date of Termination, are accrued and unpaid, shall be paid in accordance with the terms hereunder or under the terms of the applicable Benefit Plan.

(b) Disability. If the Chairman’s employment is terminated by reason of the Chairman’s Disability, the Chairman shall be entitled to receive the following compensation and benefits after the Date of Termination:

(i) Base Salary will continue to be paid in substantially equal bi-weekly amounts for a period of one (1) year beginning on the Date of Termination; provided, however, that (A) the total amount of salary and other compensation and benefits described in this Section (d) that are paid during the first six (6) months following the Date of Termination shall not exceed the lesser of (I) two (2) times the annual compensation paid to the Chairman for the calendar year prior to the year containing the Date of

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Termination, or (II) two (2) times the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) as in effect for the calendar year prior to the year containing the Date of Termination, (B) the difference between the amounts due under this Subsection (d) during the first six (6) months following the Date of Termination and the amount actually paid during the first six (6) months following the Date of Termination shall be paid in a single lump sum cash payment on the first business day after the end of the first six (6) month period, and (C) thereafter Base Salary and other compensation and benefits described in this Subsection (d) will continue to be paid as indicated in this Subsection (d);

(ii) health insurance coverage for the Chairman and the Chairman’s Family will be continued for a period of three (3) years from the Date of Termination and VCGH shall pay, monthly when due, all premiums therefore; provided, however, that this period of company-subsidized continued health insurance coverage shall not extend the period for which the Chairman and each of the Chairman’s Qualified Beneficiaries are eligible for COBRA Coverage;

(iii) Disability benefits, if any, at least equal to those then provided by VCGH to disabled employees and/or their families and, further, if required by the policy, VCGH shall make the required premium payments, monthly when due, toward the Disability Insurance Plan owned by the Chairman for a period of three (3) years from the Date of Termination;

(iv) VCGH shall pay the balance of all premiums due and owing for the Long-Term Care Policy; such premiums shall be paid annually when due; and

(v) all other benefits and obligations of VCGH accrued and unpaid hereunder or under the terms of any applicable Benefit Plan which is in effect on the day before the Date of Termination or as otherwise provided in this Agreement shall be paid to the Chairman in accordance with the terms of such Benefit Plan.

(c) Cause; Without Good Reason. If the Chairman’s employment is terminated for Cause or if the Chairman terminates his employment without Good Reason, VCGH shall pay to the Chairman his Base Salary (not including any bonus amount) through the Date of Termination. VCGH shall have no further obligations to the Chairman under this Agreement.

(d) Good Reason; Other Than for Cause, Death or Disability. If VCGH terminates the Chairman’s employment other than for Cause, death or Disability, or the Chairman terminates his employment for Good Reason:

(i) VCGH shall pay to the Chairman in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

(A) if not theretofore paid, the Chairman’s Base Salary (not including any bonus amount) through the Date of Termination;

(B) three (3) times the Chairman’s annual Base Salary; and

(C) all costs and expenses paid or incurred by the Chairman prior to the Date of Termination which would have been payable under Section 3(h) if his employment had not terminated upon submission by the Chairman of supporting documentation; provided, however, that the Chairman’s request for such reimbursement must be made by the last day of the calendar year following the year in which the Date of Termination occurred and VCGH makes such reimbursement payments no later than the last day of the second calendar year following the year in which the Date of Termination occurred.

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(ii) Until the earlier of the third anniversary of the Date of Termination or the date the Chairman accepts other employment, VCGH shall provide to the Chairman at VCGH’s expense:

(A) coverage under VCGH’s health, disability, dental, group life and accidental death, travel accident insurance plans and programs in accordance with the coverage in effect immediately prior to the Date of Termination; provided, however, that this period of company-subsidized continued health insurance coverage shall not extend the period for which the Chairman and each of the Chairman’s Qualified Beneficiaries are eligible for COBRA Coverage;

(B) payment of premiums, monthly when due, for the Disability Insurance Policy owned by the Chairman for a period of three (3) years; and provided, however, that the Chairman agrees to promptly notify VCGH that he has accepted other employment;

(iii) VCGH shall pay the balance of all premiums due and owing for the Chairman’s Long-Term Care Policy. VCGH shall pay all of the premiums due and owing in one lump sum during the calendar year in which the Date of Termination occurs;

(iv) Options granted to the Chairman under VCGH’s stock option plans (the “Stock Option Plans”), which options have been granted for more than six (6) months prior to the Date of Termination, shall become fully and immediately vested and exercisable and the Chairman shall have a period of one hundred eighty (180) days following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (iv) so long as permitted by the applicable stock option plans. In the event the Chairman is age fifty-two (52) or older on the Date of Termination, he will be treated as a retiree under the Stock Option Plans, which will enable the Chairman to vest in and exercise stock options theretofore granted thereunder, at the election of the Chairman, in the manner described in the immediately preceding sentence, or for a period of up to five years after the Date of Termination (but in no event past the expiration of the term of the option grant);

(v) The Chairman may continue to use the automobile, which has been leased by VCGH and which is in the Chairman’s possession on the Date of Termination, until the earlier of the end of the lease term or the third anniversary of the Date of Termination. As of the Date of Termination, all expenses related to such leased automobile, including but not limited to repairs, maintenance, gasoline, insurance, and associated expenses, shall be the sole responsibility of the Chairman;

(vi) If any of the benefits below exist at the time, credit shall be given for three (3) years of service (in addition to actual service) and for three (3) years of attained age to be added to the Chairman’s actual age for purposes of computing any service and age-related benefits for which the Chairman is eligible under the plans and programs of VCGH including, but not limited to, any retirement plan (including any successor plan thereto in which the Chairman is a participant), any deferred compensation plan, any retiree medical plan, and additional Stock Option Plans; and

(vii) If it is determined that any payment or distribution by VCGH to the Chairman pursuant to Section 5(d) (determined without regard to any additional payments required pursuant to this sentence) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Chairman with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Chairman shall be entitled to receive with respect to each Payment an additional payment (a “Gross-Up Payment”) in an

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amount such that after payment by the Chairman of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Chairman retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(e) The Chairman’s Obligation to Execute A General Release. In the event that the Chairman’s employment with VCGH is terminated for any reason, VCGH’s obligation to pay the Chairman any amounts under this Section 5 shall be conditioned upon the Chairman (or his estate or beneficiary, as applicable) first executing a valid waiver and release of all claims that the Chairman may have against VCGH, whether known or unknown, (which waiver and release of all claims shall contain appropriate carve outs for amounts payable pursuant to this Agreement and any rights the Chairman may have under any VCGH benefit plans or programs.

6. Repayment of Loans. In the event of the Chairman’s termination of employment for any reason, including for Cause, VCGH shall, at the Chairman’s election, promptly pay all outstanding loans VCGH owes to the Chairman and his Family, including all principal and accrued interest, consistent with the other terms and conditions contained in said loans and accompanying documentation or issue to the Chairman, with his approval, the number of shares of common stock of VCGH determined by dividing (a) the outstanding principal and interest owed to the Chairman by (b) fifty percent (50%) of the last sale price of VCGH’s common stock on the Date of Termination.

7. Release of Guarantees. In the event of the Chairman’s termination of employment for any reason, including for Cause, VCGH shall take all necessary steps to remove the Chairman as guarantor of any VCGH (or its affiliates) obligations to any third-party and/or substitute another guarantor acceptable to any third-party creditors or obligees for the Chairman. In the event any third-party creditor or obligee refuses to remove the Chairman as a guarantor or substitute another guarantor for the Chairman, VCGH shall pay to the Chairman in cash five percent (5%) of the aggregate amount the Chairman has guaranteed for the benefit of VCGH (or its affiliates) annually commencing on the first anniversary of the Date of Termination until such time as the debt or obligations the Chairman has guaranteed have been fully satisfied and paid by VCGH (or is affiliates), successfully removed the Chairman as guarantor or successfully substituted another guarantor for the Chairman with regard to any and all outstanding obligations.

8. Transfer of Licenses. Upon termination of the Chairman’s employment for any reason, the Chairman shall cooperate with VCGH and take all actions requested by the Board to cause all licenses held in the name of the Chairman used in VCGH’s business to be transferred to VCGH or its designee.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Chairman’s continuing or future participation in any Benefit Plan, Stock Option Plan or any other benefit, bonus, incentive or other plan or program provided by VCGH and for which the Chairman may qualify, nor shall anything herein limit or otherwise affect such rights as the Chairman may have under any stock option or other agreement with VCGH or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Chairman is otherwise entitled to receive under any plan or program of VCGH at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

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10. Confidential Information; Non-Competition and Non-Disparagement.

(a) During the Term of Employment and at all times thereafter, the Chairman shall not, except as may be required to perform his duties hereunder or as required by applicable law (so long as the Chairman provide VCGH with advance notice of such requirement under law to make disclosures and cooperates with VCGH to limited such notice to the maximum extent permitted except that said disclosure shall not be required in the event of an instruction given to Chairman by any federal, state or local law enforcement officer or government attorney working in conjunction with said federal, state or local law enforcement officer), disclose to others or use, whether directly or indirectly, any Confidential Information regarding VCGH. “Confidential Information” shall mean information about VCGH, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Chairman in the course of his employment by VCGH, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists, including so-called “VIP lists,” and all papers, résumés, records (including computer records), (ii) information regarding plans for research, developments, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, (iii) information regarding the skills and compensation of other employees of VCGH, and (iv) the documents containing such Confidential Information. The Chairman acknowledges that such Confidential Information is specialized, unique in nature and of great value to VCGH, and that such information gives VCGH a competitive advantage.

(b) The Chairman agrees and understands that VCGH has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on VCGH’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, the Chairman will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than VCGH personnel who need to know such information in connection with their work for VCGH), or use, except in connection with any work for VCGH, Third Party Information unless expressly and specifically authorized to do so prior to any proposed disclosure by an executive officer of VCGH.

(c) During the Employment Period and for a period of one (1) year following the Date of Termination of the Chairman’s employment by VCGH for Cause or by Chairman without good reason (the “Restriction Period”), the Chairman shall not, directly or indirectly, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of VCGH (“Competing Business”) within a twenty-five (25) mile radius of each nightclub owned or operated by VCGH or any of its affiliates during the Employment Period or on the Date of Termination. “Competing Business” is defined as the business of offering live adult entertainment to the public in a nightclub setting.

(d) During the Restriction Period the Chairman shall not, in any manner or capacity, solicit, attempt to solicit, encourage, or assist or encourage another person to solicit, attempt to solicit or encourage, for third-party employment any current or former employee or entertainers of VCGH or an affiliate, without the prior written consent of VCGH or subsidiary employer, unless a period of six (6) months has elapsed from the date that such employee was employed by VCGH or affiliate.

(e) During the Employment Period and at any time thereafter, neither the Chairman nor VCGH shall, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way VCGH or any of its affiliates, officers, directors, employees, partners, agents, representatives or vendors, or the Chairman, respectively. In addition, neither the Chairman nor VCGH shall engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of the other.

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(f) The Chairman and VCGH acknowledge and agree that the provisions of this Agreement are reasonable; that, if the Chairman or VCGH fails to perform, observe or discharge any of his or its obligations under this Agreement, no remedy at law will provide adequate relief to the other party and, upon the Chairman’s or VCGH’s threatened or actual breach of Section 10, VCGH or the Chairman, as the case may be, shall be entitled to seek injunctive and/or equitable relief in a court of competent jurisdiction; and that the issuance of an injunction (without the requirement of posting bond) to enforce the provisions of this Agreement will not prevent the Chairman from earning a livelihood. The covenants contained in this Agreement constitute a series of separate covenants. If, in any judicial or administrative proceeding, a court or administrative body shall hold that any of the covenants set forth in this Agreement exceed the time, geographic, or occupational limitation permitted by applicable law, the Chairman and VCGH agree that the covenant shall then be reformed or “blue penciled” to the maximum time, geographic, or occupational limitations permitted by law. If the Chairman or VCGH, directly or indirectly violates any provision of this Agreement, VCGH or the Chairman, as the case may be, will be entitled, in addition to such other relief as may be appropriate, to a temporary restraining order and an injunction (without the requirement of posting a bond) against the other party and any person or entity acting on the Chairman’s or VCGH’s behalf, restraining the Chairman, VCGH or such other person or entity from violating any of the provisions of this Agreement. To the extent permitted by law, the Chairman and VCGH irrevocably waives any defense that he or it might have based on the adequacy of a remedy at law which might have be asserted as a bar to such remedy of specific performance or injunctive relief. In addition to any injunctive or other equitable relief to which VCGH or the Chairman may be entitled, VCGH and Chairman will have the right to recover any and all damages of whatever nature or kind resulting from the other party’s breach of this Agreement. The prevailing party in any action to enforce the provisions of this Agreement shall receive an award of any and all costs and expenses incurred in such action including, but not limited to, reasonable attorneys’ fees. The restrictions set forth in Section 10 shall automatically be extended for any period of time during which the Chairman is deemed to have breached his or its obligations under Section 10.

(g) In the event that the Chairman’s employment with VCGH is terminated for any reason, including resignation for any reason, the Chairman (or his estate or legal representative, as the case may be) shall be obligated to immediately return all property of VCGH in his (or their) possession as of the date of termination of employment, including, but not limited to, (i) cell phones, personal computers or other electronic devices, computer tapes, disks and other media (and all copies) provided by VCGH; (ii) all memoranda, notes, records, files or other documentation or information (in whatever form or media), whether made or compiled by the Chairman alone or in conjunction with others (regardless of whether such persons are employed by VCGH); (iii) all proprietary or other Confidential Information of VCGH (originals and all copies) that is in the Chairman’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of VCGH that is in the Chairman’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly. Notwithstanding the foregoing, the Chairman or his legal representative shall have the right to remove (subject to the terms of VCGH’s information retention policy then in effect, if any and if applicable) all purely personal data stored on any computer or telephone owned by VCGH but used by the Chairman.

11. Resolution of Disputes. The Chairman and VCGH agree that all disputes between Chairman and VCGH shall be heard and tried in the District Court of Denver County, Colorado. Both parties hereby waive any claim that the District Court of Denver County, Colorado is not the appropriate venue or an inconvenient forum. The prevailing party in the litigation shall receive from the other party payment of his/its attorney fees and costs incurred with respect to such litigation.

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12. Successors.

(a) This Agreement is personal to the Chairman and without the prior written consent of VCGH shall not be assignable by the Chairman. This Agreement shall inure to the benefit of and be enforceable by the Chairman’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon VCGH and its successors. VCGH shall require any successor to all or substantially all of the business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Chairman, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as VCGH would be required to perform if no such succession had taken place.

13. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Chairman and VCGH. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

14. Compliance with Section 409A. Certain payments hereunder that become payable under this Agreement on account of termination of the Chairman’s employment are considered “deferred compensation” within the meaning of Code Section 409A and related Treasury Regulations promulgated thereunder and other government guidance issued with respect thereto (“Section 409A”) and are therefore subject to the rules under Section 409A. As a result, and to the extent applicable, the terms of this Agreement, as it may be amended from time to time, shall be interpreted and administered in accordance with Section 409A and VCGH shall, in good faith, take such reasonable actions as may be necessary to cause this Agreement to comply with the applicable requirements of Section 409A.

Specifically, if the Chairman is a “specified employee” within the meaning of Code Section 409A(2)(B)(i) and the Treasury Regulations issued thereunder, and will receive payment of deferred compensation that in total will be greater than two (2) times the lesser of (a) the Chairman’s total compensation earned in the calendar year before the calendar year in which his Date of Termination occurs or (b) the maximum annual compensation limit under Code Section 401(a)(17) (as in effect in the year containing the Date of Termination), and that does not otherwise satisfy an exception to the application of Section 409A, then, if the Agreement does not already provide a payment schedule that complies with the rules under Section 409A applicable to specified employees, payments of deferred compensation to the Chairman shall be made as follows: (i) a lump sum payment equal to the total amount that would have been paid in the first six (6) months following the Chairman’s Date of Termination will be paid as soon as administratively practicable following the date that is six (6) months after the date of the Chairman’s termination of employment or, if earlier, the date of the Chairman’s death and (ii) any remaining payments shall be paid in accordance with the otherwise applicable terms of this Agreement.

Notwithstanding anything herein to the contrary, if the Board determines that the Chairman would be subject to the immediate and additional taxes imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such taxes. The Board shall determine the nature and scope of such amendment. No consent by the Chairman to such amendment shall be required; provided, however, that the Board shall promptly communicate to the Chairman the required change and the reason therefore. VCGH shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 14, which shall be done only in a manner that is reasonably acceptable to the senior executives of the Company; provided, however, that none of VCGH, any subsidiary or any of its employees or representatives shall have any liability to the Chairman with respect thereto.

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15. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

if to the Chairman:

Troy Lowrie

if to VCGH:

VCG Holding Corp.

390 Union Boulevard, Suite 540

Lakewood, CO 80228

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) This Agreement may be executed in counterparts. Each and every counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute one and the same instrument.

(e) The failure by a party to exercise a right or demand strict performance of an obligation such as payment of interest under this Agreement, shall not constitute a waiver of such right in the future.

(f) The headings of each section of this Agreement are solely for the convenience of reference and they shall be of no force or effect in interpreting the substance of each such section.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

VCG HOLDING CORP.		THE CHAIRMAN

By:	/s/ Kenton Sieckman	/s/ Troy Lowrie
Title: Compensation Committee Chair.		Troy Lowrie

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